Novastar Resources Appoints Dr. Charles W. Pryor Jr. as Member of Company’s International Advisory Board

Washington D.C. (06/22/06) -- Novastar Resources Ltd. (OTCBB: NVAS) has today announced the appointment of Dr. Charles W. Prior Jr. (“Dr. Pryor”) to its International Advisory Board. The Company’s International Advisory Board, chaired by George Crowley Jr., was formed to provide a network of internationally-renowned executives, financiers and former top government officials from around the world to assist the Company in deploying its technology and growth.

Dr. Pryor, well known and respected throughout the global nuclear power industry, has spent most of his career as a President or a Chief Executive Officer of leading companies in the industry.

The civil engineering graduate is currently the President and Chief Executive Officer of Urenco Investments, Inc., a partner in LES, which has applied for a license to construct and operate the National Enrichment Facility in New Mexico. Prior to this position, Dr. Pryor served as Chairman of the Board of Westinghouse Electric Co. (“Westinghouse”), President and CEO of British Nuclear Fuels (“BNFL”) Utilities Business Group, President and CEO of Babcock and Wilcox (“B & W”), and Chairman of the B & W Nuclear Fuel Co.

A native of Lynchburg, Va., Dr. Pryor received three degrees from Virginia Tech. He earned his bachelor’s degree in civil engineering in 1966, his master’s in engineering science and mechanics in 1968, and his doctorate in structural engineering in 1970. He later obtained an executive MBA from Northeastern University.

He started his professional career in 1970 with McDonnell Douglas Aerospace Co., where he was responsible for the development of composite materials and the use of boron-epoxy for the wing of the F-15 Air Superiority Fighter. Two years later, he returned to Lynchburg to join B & W, later known as Framatome, Inc. Dr. Pryor grew the B & W business into a successful player in the nuclear power market and led its divestiture to the French company Framatome. In 1991, French President Francois Mitterand presented Dr. Pryor with the distinguished “Chevalier de l’Ordre National due Merite” for developing cooperative business relationships between the U.S. and France.

In 1995 he started C W Pryor & Co., a successful management consulting firm, specializing in the teaching of core values of business leadership. His skills soon attracted the attention of Westinghouse’s Chairman Mike Jordan, who in 1997, recruited Dr. Pryor to become President and CEO of Westinghouse Energy Systems and Westinghouse Electric Co. Dr. Pryor was charged with transforming a then sluggish, poor-performing business with losses to a profitable venture. Within five years, his leadership led Westinghouse to become one of only three principal utility suppliers worldwide.

In April of 2002, Dr. Pryor became President and CEO of BNFL Utilities Business Group and Chairman of the Board of Westinghouse Electric Co., a supplier of nuclear fuel, nuclear services, and advanced nuclear plant designs to utilities operating nuclear power plants. Based in London, Dr. Pryor streamlined the company’s operations and improved productivity by more than 20 percent. He remained in this position until he joined Urenco in October of 2003.

Dr. Pryor is also active in the community. Among his previous activities, he served as Chair of the Central Health Corp. of Lynchburg, President of the Lynchburg Chamber of Commerce, Director of Virginia’s Center for Innovative Technology, Director of Regional Development for Allegheny County, Pittsburgh, Pa., and on the Board of Trustees for Lynchburg College and Central Virginia Community College. He received the 1993 Outstanding Industrial of Virginia Award. He was recently elected to the National Academy of Engineering list.

On February 14, 2006 Novastar Resources signed a definitive merger agreement with Thorium Power, Inc. to combine the two companies. Shareholders of Thorium Power, Inc. recently approved the merger with Novastar Resources. The name of the Company will change to Thorium Power Ltd. and a new trading symbol will be requested.

About Novastar Resources

Novastar Resources is a publicly traded company within the commercial mining sector and is a commercial mining firm engaged in the exploration of thorium, a naturally occurring metal that can be used to provide nuclear energy, with non-proliferation, waste and economic advantages, in comparison to standard uranium fuels. Novastar Resources' stock is traded and quoted on the OTC Bulletin Board under the symbol “NVAS.OB”. Further information is available on Novastar Resources’ website at http://www.novastarresources.com.

About Thorium Power

Thorium Power was founded in 1992 to develop technology invented by Dr. Alvin Radkowsky, the first chief scientist of the U.S. Naval Reactors program under Admiral H.G. Rickover from 1950-1972 and head of the design team of the first commercial nuclear power plant in Shippingport, Pennsylvania. Thorium Power was formed to develop and deploy nuclear fuel designs developed by Dr. Radkowsky to stop the production of weapons suitable plutonium and eliminate existing plutonium stockpiles. Thorium Power has been collaborating with nuclear scientists and engineers at Russia's prestigious Kurchatov Institute since 1994. For more information, please visit http://www.thoriumpower.com.

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “expects”, “projects” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks, as well as other risks associated with the merger, will be more fully discussed in any joint proxy statement or prospectus or other relevant document filed with the Securities and Exchange Commission in connection with the proposed merger. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

Contact:
Novastar Resources Ltd.
Mr. Seth Shaw, Director of Strategic Planning
(917) 796-9926
http://www.novastarresources.com

Source: Novastar Resources Ltd.